Zanett, Inc

Investor Contact:
Dennis Harkins, CFO
Phone: (212) 583-0300

Media Contact:
Brad Gillespie, VP of Marketing
Phone: (404) 849-7091
Brad.Gillespie@zanett.com

FOR IMMEDIATE RELEASE

Zanett Receives Second NASDAQ Notice; Additional 180 Days Given to Regain Compliance; September 13th 2010 Date Cited;

NEW YORK-- March 17, 2010—Zanett, Inc. (NASDAQ: ZANE - News) announced today that on March 16, 2010, it received a deficiency letter from The Nasdaq Stock Market indicating that Zanett has not regained compliance with the minimum bid price requirement for continued listing set forth in Nasdaq Listing Rule 5550(a)(2), which requires the closing bid price of Zanett's common stock to be $1.00 or more.

This letter was a follow-up to the deficiency letter from the Nasdaq staff to Zanett on September 15, 2009, which notified the company that it was out of compliance with Nasdaq Listing Rule 5550(a)(2) because the bid price of its common stock had closed at less than $1.00 per share over the previous 30 consecutive business days.  At that time, Nasdaq provided Zanett with 180 calendar days, or until March 15, 2010, to regain compliance with the rule.    According to the March 16, 2010 letter from the Nasdaq staff, Zanett will be provided with an additional 180 calendar days to regain compliance with the minimum closing bid price rule because Zanett met all initial listing criteria for the Nasdaq Capital Market other than the minimum closing bid price rule on March 15, 2010.

Therefore, the Company has until September 13, 2010 to regain compliance.  To regain compliance, the bid price of Zanett's common stock must close at $1.00 per share or more for a minimum of 10 consecutive business days.  However, Nasdaq may, in its discretion, require Zanett to maintain a minimum closing bid price of $1.00 per share for a period in excess of ten consecutive business days (but generally no longer than 20 consecutive business days) before determining that Zanett has demonstrated an ability to maintain long-term compliance with the rule.  Zanett's stock will remain listed on the Nasdaq Capital Market until September 13, 2010, but an indicator noting Zanett's non-compliance will be broadcast over Nasdaq's market data dissemination network commencing five business days after March 16, 2010.

As of the close of trading on March 16, 2010, Zanett's common stock has closed at $1.00 per share or more for nine consecutive business days.

If Zanett does not regain compliance with the minimum closing bid price requirement before September 13, 2010, Nasdaq will provide written notice to Zanett that its common stock will be delisted from The Nasdaq Capital Market.  At such time, Zanett would be able to appeal the delisting determination to a Hearings Panel of Nasdaq's Listing Qualifications Department.

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About Zanett, Inc.

Zanett is a leading business process outsourcing (BPO), IT enabled services (ITES), and information technology (IT) consulting firm serving Fortune 500 corporations and mid-market organizations in Healthcare, Life Sciences, Manufacturing & Distribution, Retail, Gaming & Hospitality, and State & Local Government. Zanett helps organizations align business objectives with outsourced technology-enabled services to create Real Enterprise Value. We offer solutions ranging from business consulting as well as custom business solutions that integrate and implement Oracle's full suite of product offerings, including JD Edwards, PeopleSoft, Seibel, as well as infrastructure technology and managed services together with associated Oracle Fusion technologies. Zanett employs over 206 professionals in North America and Asia with offices in Atlanta, Boston, Cincinnati, Indianapolis, Jacksonville, New York City, North Palm Beach, and Manila. For more information please visit http://www.zanett.com/ ..

Neither Zanett, Inc. nor Zanett Oracle Solutions is a part of, a division of, nor a subsidiary of, nor in any other manner connected with Oracle Corporation, and no implication is made whatsoever to suggest as such.